Exhibit (g)(1)

INVESTMENT MANAGEMENT AGREEMENT

Hamilton Lane Private Assets Fund

AGREEMENT made this 14th day of March, 2025, by and between Hamilton Lane Private Assets Fund, a Delaware statutory trust (the “Fund”), and Hamilton Lane Advisors, L.L.C., a limited liability company under the Laws of the Commonwealth of Pennsylvania (the “Adviser”).

WHEREAS, the Fund is a closed-end, management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”) and is engaged in the business of supplying investment advice as an independent contractor; and

WHEREAS, the Fund desires to retain the Adviser to render investment management services with respect to the Fund and the Adviser is willing to render such services;

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

1.      APPOINTMENT AND ACCEPTANCE. The Fund hereby appoints the Adviser to act as Adviser to the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

The Adviser will, at its own expense, render the services and provide the office space, furnishings and equipment, and personnel (including any sub-advisers) required by it to perform the services on the terms and for the compensation provided herein. The Adviser will not, however, pay for the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased or sold for the Fund.

2.       DUTIES OF ADVISER. The Fund employs the Adviser to furnish and manage a continuous investment program for the Fund. The Adviser will continuously review, supervise and (where appropriate) administer the investment program of the Fund, to determine in its discretion (where appropriate) the securities to be purchased, held, sold or exchanged, to provide the Fund with records concerning the Adviser’s activities which the Fund is required to maintain and to render regular reports to the Fund’s officers and Trustees concerning the Adviser’s discharge of the foregoing responsibilities. The Adviser may hire (subject to the approval of the Fund’s Board of Trustees (“Board”) and, except as otherwise permitted under the terms of any applicable exemptive relief obtained from the Securities and Exchange Commission, or by rule or regulation, a majority of the outstanding voting securities of the Fund) and thereafter supervise the investment activities of one or more sub-advisers deemed necessary to carry out the investment program of the Fund. The retention of a sub-adviser by the Adviser shall not relieve the Adviser of its responsibilities under this Agreement.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Fund’s Board and in compliance with such policies as the Board may from time to time establish, with the objectives, policies, and limitations for the Fund set forth in the Fund's registration statement as amended from time to time, and with applicable laws and regulations.

3.       FUND TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain “best execution,” considering the Fund’s investment objectives, policies, and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information, as the same may be amended, supplemented or restated from time to time, and resolutions of the Fund’s Board. The Adviser will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

It is understood that the Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or be in breach of any obligation owing to the Fund under this Agreement, or otherwise, by reason of its having directed a securities transaction on behalf of the Fund to a broker-dealer in compliance with the provisions of Section 28(e) of the Securities Exchange Act of 1934 or as described from time to time by the Fund’s Prospectus and Statement of Additional Information.

4.       COMPENSATION OF THE ADVISER.

(a) Investment Management Fee. For the services provided and the expenses assumed pursuant to this Agreement, the Fund shall pay to the Adviser an investment management fee equal to 1.40% on an annualized basis of the Fund’s Managed Assets, calculated monthly based on Managed Assets at the end of the month and paid quarterly, provided that the Fund’s shares are generally only offered on the first business day of each month. Furthermore, to the extent the Fund’s shares are offered more frequently, the investment management fee will be calculated as of the average daily Managed Assets for each day the Fund offers shares. “Managed Assets” means the total assets of the Fund (including any assets attributable to money borrowed for investment purposes) minus the sum of the Fund’s accrued liabilities (other than money borrowed for investment purposes). The investment management fee will be paid to the Adviser before giving effect to any repurchase of beneficial interests in the Fund effective as of that date. The Adviser may, in its discretion and from time to time, waive all or a portion of its fee.

(b) Incentive Fee. At the end of each calendar quarter, the Adviser will be entitled to receive an incentive fee (the “Incentive Fee”) equal to 10% of the excess, if any, of (i) the net profits of the Fund for the relevant period over (ii) the then balance, if any, of the Loss Recovery Account (as defined below). For the purposes of the Incentive Fee and the Loss Recovery Account, the term “net profits” shall mean the amount by which (i) the sum of (A) the net asset value of the Fund on the last day of such quarter, (B) the aggregate repurchase price of all shares repurchased by the Fund during such quarter and (C) the amount of dividends and other distributions paid in respect of the Fund during such quarter and not reinvested in additional shares through the DRIP exceeds (ii) the sum of (X) the net asset value of the Fund as of the month end prior to the commencement of the relevant quarterly period, including any net change in unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses) and (Y) the aggregate issue price of shares of the Fund issued during such quarter (excluding any shares of such class issued in connection with the reinvestment through the DRIP of dividends paid, or other distributions made, by the Fund through the DRIP). The Incentive Fee is effective as of the date of the first investment in the Predecessor Fund on September 2, 2020.

The Fund will maintain a memorandum account (the “Loss Recovery Account”), which will have an initial balance of zero and will be (i) increased upon the close of each calendar quarter of the Fund by the amount of the net losses of the Fund for the quarter, before giving effect to any repurchases or distributions for such quarter, and (ii) decreased (but not below zero) upon the close of each calendar quarter by the amount of the net profits of the Fund for the quarter. For purposes of the Loss Recovery Account, the term “net losses” shall mean the amount by which (i) the sum of (A) the net asset value of the Fund as of the beginning of such quarter and (B) the aggregate issue price of shares of the Fund issued during such quarter (excluding any Shares of such Class issued in connection with the reinvestment of dividends paid, or other distributions made, by the Fund through the DRIP) exceeds (ii) the sum of (X) the net asset value of the Fund as of the end of such quarter, (Y) the aggregate repurchase price of all shares repurchased by the Fund during such quarter and (Z) the amount of dividends and other distributions paid in respect of the Fund during such quarter and not reinvested in additional shares through the DRIP. Shareholders will benefit from the Loss Recovery Account in proportion to their holdings of Shares. For purposes of the “net losses” calculation, the net asset value shall include unrealized appreciation or depreciation of investments and realized income and gains or losses and expenses (including offering and organizational expenses). Incentive Fees are accrued monthly and paid quarterly.

(c) The Fund shall make any payments due hereunder to the Adviser or, if the Adviser directs, to an entity the Adviser controls, is controlled by the Adviser or with which the Adviser is under common control (including any sub-adviser of the Fund). Subject to the requirements of the 1940 Act and any applicable exemptive relief from the SEC, the Adviser may elect to receive all or a portion of the investment management fee in common shares of the Fund (the “Shares”) in lieu of cash as follows:

(i)	At the beginning of each fee calculation period, the Adviser will notify the Fund of its election to receive any investment management fees for such payment period in cash, Shares or a combination of cash and Shares.

(ii)	The number of Shares that the Adviser will receive will be equal to the quotient of (x) the sum of the cash value of investment management fees elected by the Adviser for payment in Shares and (y) the greater of (i) the then-current net asset value per Share of the applicable Share class when such fees become due and (ii) the then-current offering price of the applicable class of Shares when such fees become due.

(d) All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

5.       BOOKS AND RECORDS. The Adviser will maintain all books and records with respect to the securities transactions of the Fund and will furnish to the Fund’s Board such periodic and special reports as the Board may reasonably request. The Fund and the Adviser agree to furnish to each other, if applicable, current registration statements, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act which are prepared or maintained by the Adviser on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request.

6.       STATUS OF ADVISER. The services of the Adviser to the Fund are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

7.       LIMITATION OF LIABILITY AND INDEMNIFICATION OF ADVISER.

(a) In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations to the Fund, the Adviser and any partner, director, officer or employee of the Adviser, or any of their affiliates, executors, heirs, assigns, successors or other legal representatives, will not be liable for any error of judgment, mistake of law or for any act or omission by the person in connection with the performance of services to the Fund, except as may otherwise be provided under provisions of applicable state law or Federal securities law which cannot be waived or modified hereby.

(b) The Fund shall indemnify, to the fullest extent permitted by law, the Adviser, or any partner, director, officer or employee of the Adviser, and any of their affiliates, executors, heirs, assigns, successors or other legal representatives, against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Fund, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance or gross negligence of its obligations to the Fund. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

(c) The Adviser shall indemnify, to the fullest extent permitted by law, the Fund and all controlling persons of the Fund (as described in Section 15 of the Securities Act of 1933, as amended), against any liability or expense to which the person may be liable that arises in connection with the performance of services to the Adviser, so long as the liability or expense is not incurred by reason of the person’s willful misfeasance, gross negligence or reckless disregard of its obligations to the Adviser. The rights of indemnification provided under this Section shall not be construed so as to provide for indemnification of any aforementioned persons for any losses (including any liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section to the fullest extent permitted by law.

8.       PERMISSIBLE INTERESTS. Trustees, agents, and interest holders of the Fund are or may be interested in the Adviser (or any successor thereof) as members, managers, officers, or interest holders, or otherwise; members, managers, officers, agents, and interest holders of the Adviser are or may be interested in the Fund as Trustees, interest holders or otherwise; and the Adviser (or any successor) is or may be interested in the Fund as an interest holder or otherwise. In addition, brokerage transactions for the Fund may be effected through affiliates of the Adviser if approved by the Fund’s Board, subject to the rules and regulations of the Securities and Exchange Commission.

9.       AUTHORITY; NO CONFLICT. The Adviser represents, warrants and agrees that: it has the authority to enter into and perform the services contemplated by this Agreement; and the execution, delivery and performance of this Agreement do not, and will not, conflict with, or result in any violation or default under, any agreement to which Adviser or any of its affiliates are a party.

10.       LICENSE OF ADVISER'S NAME. The parties agree that the name of the Adviser, the names of any affiliates of the Adviser and any derivative or logo or trademark or service mark or trade name are the valuable property of the Adviser and its affiliates. The Adviser hereby agrees to grant a license to the Fund for use of its name in the name of the Fund for the term of this Agreement and such license shall terminate upon termination of this Agreement. If the Fund makes any unauthorized use of the Adviser’s names, derivatives, logos, trademarks, or service marks or trade names, the parties acknowledge that the Adviser shall suffer irreparable harm for which monetary damages may be inadequate and thus, the Adviser shall be entitled to injunctive relief, as well as any other remedy available under law.

11.       DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall remain in effect until                 , 2027 for an initial two-year term and thereafter, may continue in effect from year to year provided such continuance is specifically approved at least annually (a) by the vote of a majority of those Trustees of the Board who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by a vote of a majority of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund; provided, however, that if the interest holders of the Fund fail to approve the Agreement as provided herein, the Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules and regulations thereunder. The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

Notwithstanding the foregoing, this Agreement may be terminated as to the Fund at any time, without the payment of any penalty by vote of a majority of members of the Fund’s Board or by vote of a majority of the outstanding voting securities of the Fund on sixty (60) days written notice to the Adviser, or by the Adviser at any time without the payment of any penalty, on sixty (60) days written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party at any office of such party.

As used in this Section 11, the terms “assignment”, “interested persons”, and a “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder; subject to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

12.       NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Adviser:

Hamilton Lane Advisors, L.L.C.

110 Washington Street, Ste 1300

Conshohocken, Pennsylvania 19428-2053

If to the Fund:

Hamilton Lane Private Assets Fund

c/o UMB Fund Services, Inc.

Attn: Regulatory Administration

235 West Galena Street

Milwaukee, WI 53212

Facsimile: (414) 271-9717

Telephone: (414) 299-2000

13.       SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14.       GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to conflict of law or choice of law doctrines, and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

HAMILTON LANE PRIVATE ASSETS FUND

/s/ Adam B. Shane
By:	Adam B. Shane
Title:	Secretary

HAMILTON LANE ADVISORS, L.L.C.

/s/ Keith Kleinman
By:	Keith Kleinman
Title:	Authorized Signatory